                                                                $679,700,000
                                                  Residential Asset Securities Corporation
                                                                 Depositor
                                                         RASC Series 2006-KS5 Trust
                                                               Issuing Entity
                                                      Residential Funding Corporation
                                                        Master Servicer and Sponsor
                                        Home Equity Mortgage Asset-Backed Pass-Through Certificates,
                                                              Series 2006-KS5

                                                      Supplement, dated July 17, 2006
                                                                     to
                                                 Prospectus Supplement, dated June 27, 2006
                                                                     to
                                                      Prospectus, dated April 7, 2006
                                                ___________________________________________

         The first  sentence of the second  paragraph  under the heading  "Pooling  and  Servicing  Agreement--Termination"  on page S-115 is hereby deleted and replaced in its entirety with the following:

     "Any such purchase of the mortgage loans and other assets of the trust related thereto,  shall be made at a price equal to the sum of (a) 100% of the unpaid principal balance of each mortgage loan or, if less than such unpaid principal balance,  the fair market value of the related  underlying  mortgaged  properties  with respect to the mortgage  loans, as to which title to such underlying mortgaged properties has been acquired,  net of any unreimbursed Advance attributable to principal,  as of the date of repurchase,
     (b) accrued interest  thereon at the Net Mortgage Rate, to, but not including,  the first day of the month in which the repurchase price is  distributed,  (c) any unpaid Net Swap  Payments  and Swap  Termination  Payment  payable to the swap  counterparty  then remaining  unpaid or which is due as a result of the  exercise of such  option and (d) an amount  sufficient  to pay all  interest accrued on, as well as amounts  necessary  to retire the note  balance of, any notes issued  pursuant to any  indenture  which are secured by all or any portion of the Class SB Certificates  and any amounts owed to one or more insurance  companies which issue a financial  guaranty  insurance  policy  covering  certain  payments  to be made on such  notes,  if any, at the time the option is exercised;  provided,  that,  with respect to clause (d) above,  the Master Servicer shall be obligated to pay such amount so long as, at  issuance,  such notes are rated not lower than B- by  Standard  and Poor's  (or an  equivalent  rating by another  ratings agency) and such notes are issued within two (2) years from the closing date."

                                                           RBS Greenwich Capital

This  supplement  may be used to offer or sell the  certificates  offered  hereby  only if  accompanied  by the  prospectus  supplement  and prospectus.  Dealers will be required to deliver a prospectus  supplement and prospectus  when acting as  underwriters  of the  certificates offered  hereby and with respect to their unsold  allotments  or  subscriptions.  In addition,  for ninety days  following  the date of this prospectus  supplement,  all dealers selling the offered  certificates,  whether or not  participating in this offering,  may be required to deliver a prospectus  supplement and prospectus,  such delivery  obligation  generally may be satisfied through the filing of the prospectus supplement and prospectus with the Securities and Exchange Commission.